Exhibit 3.14

EXECUTION COPY

YCC HOLDINGS LLC

A Delaware Limited Liability Company

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of February 6, 2007

THE UNITS AND OTHER INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

i

6.3	Committees	16
6.4	Duties of the Managers	16
6.5	Removal of a Manager	17
6.6	Resignation	17
6.7	Vacancy	17
6.8	Meetings	17
6.9	Place of Meetings	17
6.10	Notice of Meetings	17
6.11	Spontaneous Meeting of Board	17
6.12	Quorum	17
6.13	Voting	17
6.14	Manner of Acting	17
6.15	Proxies	18
6.16	Written Actions	18
6.17	Telephonic Participation in Meetings	18

Article VII OFFICERS		18
7.1	Designation of Officers	18
7.2	The Chairman of the Board	18
7.3	Chief Executive Officer	18
7.4	President; Vice-President; Secretary	19
7.5	Resignation; Removal	19
7.6	Duties of Officers Generally	19

Article VIII MEMBERS		19
8.1	Number	19
8.2	Membership Status	19
8.3	No Participation in Management	19
8.4	Meetings	19
8.5	Place of Meetings	19
8.6	Notice of Meetings	19
8.7	Spontaneous Meeting of Members	20
8.8	Quorum	20
8.9	Voting Rights Generally	20
8.10	Manner of Acting	20
8.11	Proxies	20
8.12	Written Actions	20
8.13	Telephonic Participation in Meetings	20
8.14	Confidentiality	20
8.15	Withdrawal	21

Article IX EXCULPATION AND INDEMNIFICATION		21
9.1	Exculpation	21
9.2	Right to Indemnification	21
9.3	Advance Payment	22
9.4	Indemnification of Employees and Agents	22
9.5	Appearance as a Witness	23

9.6	Non-exclusivity of Rights	23
9.7	Insurance	23
9.8	Savings Clause	23
9.9	Investment Opportunities and Conflicts of Interest	23

Article X TAXES		24
10.1	Tax Returns	24
10.2	Tax Matters Partner	24
10.3	Certain Tax Matters	24
10.4	Code Section 83 Safe Harbor Election	24

Article XI COVENANTS OF THE COMPANY		25
11.1	Maintenance of Books	25
11.2	Reports	25
11.3	Company Funds	25

Article XII TRANSFERS		26
12.1	Restrictions on Transfer of Units	26
12.2	Void Transfers	26
12.3	Effect of Assignment	26
12.4	Deliveries for Transfer	27
12.5	Admission of Assignee as Member	28
12.6	Effect of Admission of Member on Assignor and Company	28
12.7	Distributions and Allocations Regarding Transferred Units	28
12.8	Legend	29
12.9	Transfer Fees and Expenses	29

Article XIII DISSOLUTION, LIQUIDATION AND TERMINATION		30
13.1	Dissolution	30
13.2	Liquidation and Termination	30
13.3	Cancellation of Certificate	31

Article XIV SECTION 351 TRANSACTION; IPO; REGISTRATION		31
14.1	Incorporation; IPO	31

Article XV GENERAL PROVISIONS		32
15.1	Offset	32
15.2	Power of Attorney	32
15.3	Notices	33
15.4	Entire Agreement	33
15.5	Effect of Waiver or Consent	34
15.6	Amendment, Modification or Waiver	34
15.7	Binding Effect	34
15.8	Governing Law; Severability	34
15.9	Further Assurances	35
15.10	Waiver of Certain Rights	35
15.11	Indemnification and Reimbursement for Certain Payments	35

15.12	Opt-in to Article 8 of the Uniform Commercial Code	35
15.13	Notice to Members of Provisions	35
15.14	Counterparts	36
15.15	Consent to Jurisdiction and Service of Process	36
15.16	Waiver of Jury Trial	36
15.17	Creditors	36
15.18	Title to Company Assets	36
15.19	Parties in Interest	37
15.20	Adjustment of Numbers	37

INDEX OF DEFINED TERMS

Page
5% Owner	3
Act	1
Additional Unit	9
Affiliate	1
Agreement	1
Assignee	26
Assignor	26
Assumed Tax Rate	13
Board	1
Book Value	1
Business Day	2
Capital Account	10
Capital Contribution	2
Catch Up Payment	2
Certificate	6
Certificated Units	29
Chief Executive Officer	2
Class A Common Unit	2
Class B Common Unit	2
Code	2
Common Unit	2
Company	2
Company Income Amount	13
Company Minimum Gain	3
Confidential Information	20
Corporation	31
Distribution	3
Economic Interest	3
Fiscal Year	3
Forfeiture Allocations	15
GAAP	3
Holder	3
Incorporation Plan	31
Indemnifying Person	35
Independent Third Party	3
Initial Capital Contribution	7
Initial Members	3
IPO	4
IRS Notice	24
Joinder	4

v

Losses	4
Management Purchaser	9
Management Services Agreement	4
Manager	4, 16
MDCP	4
MDCP Managers	4
Member	4
Member Nonrecourse Debt Minimum Gain	3
Member Nonrecourse Deductions	3
Members Agreement	6
New Common	31
Newly Vested Unit	4
Nonrecourse Deductions	4
Other Business	23
Person	4
Proceeding	21
Profits	4
Regulatory Allocations	15
Sale of the Company	5
Section 351 Transaction	5, 31
Securities Act	5
Subsidiary	5
Tax Distribution	13
Transfer	5
Treasury Regulations	5
Unit	5
Unreturned Capital	6
Yankee Candle	6
Yankee Holding	6

LIMITED LIABILITY COMPANY AGREEMENT

OF

YCC HOLDINGS LLC

A Delaware Limited Liability Company

This Limited Liability Company Agreement (this “Agreement”) of YCC Holdings LLC, a Delaware limited liability company (the “Company”), dated and effective as of February 6, 2007, is adopted and entered into by and among the Initial Members identified on Schedule A attached hereto. Capitalized terms used but not otherwise defined herein shall have the meanings accorded to them in Section 1.1 hereof.

WHEREAS, on the date of this Agreement, the Initial Members purchased Class A Common Units and/or Class B Common Units of the Company pursuant to separate purchase agreements between each of them and the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto intending to be legally bound as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq., as it may be amended from time to time, and including any successor statute to the Act.

“Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given such term in the introductory paragraph of this Agreement.

“Board” means the Board of Managers of the Company, composed of the individuals designated pursuant to Section 6.2.

“Book Value” means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-l(b)(2)(iv)(d)-(g) (provided that, in the case of permitted adjustments, the Company chooses to make such adjustments); provided that the Book Value of any asset contributed to the Company shall be equal to the fair market value (as determined by the Board in its good faith reasonable judgment); provided further that the Book Value of assets contributed to the Company as part of a Member’s Initial Capital Contribution shall be reflected in the opening Capital Accounts as set forth on Schedule A.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which national banking associations in the State of Illinois or the State of California are closed for business.

“Capital Contribution” means a contribution made (or deemed made under Regulation Section 1.704-1(b)(2)(iv)(d)) by a Holder to the capital of the Company, whether in cash, in other property or otherwise, pursuant to Article III, as shown opposite such Holder’s name on Schedule A, as the same may be amended from time to time in accordance with Article III. The amount of any Capital Contribution shall be the amount of cash and the fair market value of any other property so contributed (as determined by the Board in its reasonable good faith judgment), in each case net of any liabilities assumed by the Company from such Holder in connection with such contribution and net of any liabilities to which assets contributed by such Holder in respect thereof are subject.

“Catch Up Payment” has the meaning set forth in Section 5.1.

“Chief Executive Officer” has the meaning set forth in Section 7.3.

“Class A Common Unit” means a Unit having the rights, preferences and obligations specified in this Agreement with respect to the Class A Common Units.

“Class B Common Unit” means a Unit having the rights, preferences and obligations specified in this Agreement with respect to the Class B Common Units; provided that no Holder of a Class B Common Unit shall be entitled to vote with respect to such Unit or have any other rights hereunder (including, without limitation, the right to receive Distributions hereunder) until such time as such Unit is fully vested in accordance with the terms and conditions set forth in the agreement pursuant to which such Unit was issued, but all such unvested Class B Common Units shall be deemed to be outstanding, and the Holders thereof shall, with respect to such Class B Common Units, be subject to the obligations and restrictions applicable to the Class B Common Units hereunder.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor statute.

“Common Unit” means, individually or collectively, a Class A Common Unit and/or a Class B Common Unit; provided that, except as otherwise provided hereunder, a Common Unit shall not include a Class B Common Unit until such Unit has fully vested in accordance with the terms and conditions set forth in the agreement pursuant to which such Unit was issued.

“Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Company Minimum Gain” has the meaning set forth for “partnership minimum gain” in Treasury Regulation Section 1.704-2(d).

“Distribution” means each distribution made by the Company to a Holder, whether in cash or property of the Company and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Units for any reason (after which such Unit shall cease to be outstanding); (b) any recapitalization or exchange of any Units (including, without limitation, pursuant to Section 14.1 hereof); (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; or (d) any reasonable fees or remuneration paid to any Holder in such Holder’s capacity as an employee, officer, consultant or other provider of services to the Company. For purposes of this Agreement, the amount of a Distribution of property or securities shall equal the fair market value of such property or securities (as determined by the Board in its reasonable good faith judgment).

“Economic Interest” means a Holder’s share of the Company’s net profits, net losses and Distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to or otherwise participate in any decision of the Members, or any right to receive information concerning the business and affairs of the Company, in each case to the extent provided for herein or otherwise required by the Act.

“Fiscal Year” of the Company means the Company’s annual accounting period ending on December 31 of each year or such other date as may be required by the Code or determined by the Board.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Holder” means any Person who holds any Unit, whether as a Member or as an unadmitted assignee of a Member or another unadmitted assignee.

“Holder Nonrecourse Debt Minimum Gain” has the meaning set forth for “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i).

“Holder Nonrecourse Deductions” has the meaning set forth for “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i).

“Independent Third Party” means any Person who, immediately prior to a contemplated transaction, does not own in excess of 5% of the Company’s Units on a fully-diluted basis (a “5% Owner”), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendant (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

“Initial Members” means the Holders of Units listed on Schedule A attached hereto as of the date hereof, all of whom have been admitted as Members of the Company.

“IPO” means an underwritten initial public offering of the Company’s, any successor corporation’s (as contemplated by Section 14.1) or Yankee Holding Corp.’s equity securities under the Securities Act.

“Joinder” shall mean a joinder agreement to this Agreement and the Unitholders Agreement in substantially the same form and substance as the joinder agreement set forth as Schedule B attached hereto.

“Losses” for any period means all items of Company loss, deduction and expense for such period determined in accordance with Section 4.2.

“Management Services Agreement” shall mean that certain Management Services Agreement between the Company and Madison Dearborn Capital Partners V-B, L.P. dated as of the date hereof, as may be amended or modified from time to time.

“Manager” shall have the meaning set forth in Section 6.2.

“MDCP” means, collectively, Madison Dearborn Capital Partners V-A, L.P., a Delaware limited partnership, Madison Dearborn Capital Partners V-C, L.P., a Delaware limited partnership, and Madison Dearborn Capital Partners V Executive-A, L.P., a Delaware limited partnership.

“MDCP Managers” shall have the meaning set forth in the Unitholders Agreement.

“Member” means each Initial Member and each other Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Newly Vested Unit” has the meaning set forth in Section 5.1.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Profits” for any period means all items of Company income and gain for such period determined in accordance with Section 4.2.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of shares of the Company’s, any successor corporation’s or Yankee Intermediary Company’s equity securities.

“Sale of the Company” means the sale of the Company (or any Yankee Intermediary Company or Yankee Candle) to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) equity securities of the Company (or any Yankee Intermediary Company or Yankee Candle, as applicable) possessing the voting power to elect a majority of the Board (or the board of directors of any Yankee Intermediary Company or Yankee Candle, as applicable) (whether by merger, consolidation or sale or transfer of the Company’s, any Yankee Intermediary Company’s or Yankee Candle’s equity securities) or (ii) all or substantially all of the Company’s, any Yankee Intermediary Company’s or Yankee Candle’s assets, in each case determined on a consolidated basis; provided that the term “Sale of the Company” shall not include a Public Offering.

“Section 351 Transaction” has the meaning set forth in Section 14.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the limited liability company, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including, without limitation, by operation of law) or the acts thereof. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

“Treasury Regulations” means the United States income tax regulations promulgated under the Code and effective as of the date hereof. Such term shall be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary).

“Unit” means an interest in the Company’s capital, income, gains, losses, deductions and expenses and the right to vote (if any) on certain Company matters as provided in this Agreement or the Act. Initially, the Units shall be comprised of Class A Common Units and Class B Common Units.

“Unitholders Agreement” means that certain Unitholders Agreement, dated as of the date hereof, by and among the Company and the Holders, as the same may be amended, supplemented or otherwise modified from time to time.

“Unreturned Capital” means, with respect to any Common Unit, an amount equal to the excess, if any, of (a) the aggregate amount of Capital Contributions made (or deemed made with respect to such Common Unit, as reflected in Schedule A) in exchange for or on account of such Common Unit, minus (b) the aggregate amount of prior Distributions made by the Company that constitute a return of the Capital Contributions for such Common Unit pursuant to Sections 5.1 and 5.2; provided that the Unreturned Capital for any given Common Unit shall never be less than zero.

“Yankee Candle” means The Yankee Candle Company, Inc., a Massachusetts corporation and indirect, wholly-owned Subsidiary of the Company.

“Yankee Holding Corp.” means Yankee Holding Corp., a Delaware corporation and direct, wholly-owned Subsidiary of the Company.

1.2 Other Defined Terms. Other terms defined in this Agreement have the meanings so given them on the page number set forth opposite such defined term in the Index of Defined Terms attached hereto immediately after the Table of Contents.

1.3 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Schedules are to schedules attached hereto, each of which is made a part hereof for all purposes.

ARTICLE II

ORGANIZATION

2.1 Formation. On October 20, 2006, the Company, under the name “YCC Holdings LLC”, was organized as a Delaware limited liability company by the filing of a Certificate of Formation (the “Certificate”) under and pursuant to the Act, which such organization and filing are hereby authorized and ratified in all respects by the Initial Members. The rights and liabilities of the Members shall be determined pursuant to the Act, this Agreement and the Unitholders Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement or the Unitholders Agreement than they would be in the absence of such provision, this Agreement and the Unitholders Agreement, to the extent not prohibited by the Act, shall control over the Act, and the provisions of the Unitholders Agreement shall control over this Agreement. This Agreement and the Unitholders Agreement together shall constitute the “limited liability agreement” for purposes of the Act.

2.2 Name. The name of the Company is “YCC Holdings LLC”, and all business of the Company shall be conducted under that name or such other names that comply with applicable law as the Board may select from time to time; provided that the Company’s name shall always contain the terms “Limited Liability Company”, “L.L.C.” or “LLC”.

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain its records there. The Company may have such other offices as the Board may designate from time to time.

2.4 Purposes. The purpose of the Company and the nature of its business shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

2.5 Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of Delaware and shall terminate on the date determined pursuant to Section 13.1 of this Agreement.

2.6 No State-Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture and that no Member or the Company shall be a partner or joint venturer of any other Member or the Company, for any purposes other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

MEMBERS; HOLDERS; COMPANY UNITS

3.1 Initial Members. On or prior to the date hereof, each Initial Member has made or is making Capital Contributions to the Company in the aggregate amount and in the manner set forth opposite his, her or its name on Schedule A attached hereto (such contribution from each Initial Member referred to herein as such Initial Member’s “Initial Capital Contribution”). Each Person listed on Schedule A as of the date hereof, upon (i) his, her or its execution of this Agreement or a Joinder and (ii) receipt (or deemed receipt) by the Company of such Person’s Initial Capital Contributions as set forth on Schedule A, is hereby admitted to the Company as a Member of the Company.

3.2 Liability of Members and Holders.

(a) Except as expressly set forth in this Agreement and the Act, no Member or other Holder shall have any personal liability whatsoever in his, her or its capacity as a Member or Holder, whether to the Company, to any of the other Members or Holders, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, and therefore each Member or other Holder shall be liable only to make such Person’s required Initial Capital Contribution to the Company and the payments provided in Section 3.2(b) below. Each Member hereby consents to the exercise by the Board and the Company’s officers of the powers conferred on them by this Agreement.

(b) In accordance with the Act and the laws of the State of Delaware, a member of, or other holder of an interest in, a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such Person. It is the intent of the Members and the other Holders that no Distribution to any Member or other Holder pursuant to Article V hereof shall be deemed a return of money or other property paid or distributed in violation of the Act.

(c) Except as provided in this Article III, no Member or other Holder shall make or be required to make any additional Capital Contributions to the Company with respect to such Member’s or other Holder’s Units. Except as expressly provided herein, no Member or other Holder, in its capacity as such, shall have the right to receive any cash or other property of the Company. The provisions of this Article III are not for the benefit of any creditor or other Person (other than the Members) to whom any debts, liabilities or obligations are owed by, or who otherwise have any claim against, the Company, and no creditor or other Person shall obtain any rights under this Article III or by reason of this Article III, or shall be able to make any claim in respect of any debts, liabilities or obligations against the Company or any Member or other Holder.

3.3 No Authority to Bind Company. No Member or other Holder (in his, her or its capacity as a Member or Holder) shall have the authority or power to represent or act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company (unless such Member or other Holder is an officer, director or manager of the Company authorized to do such act, make such expenditure or incur such expenditure and such Member or Holder is acting in such capacity).

3.4 Company Units; Voting Rights. Subject to the terms and conditions set forth herein, each Member’s or other Holder’s interest in the Company (including such Person’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement) shall be represented by Units. Initially, the Units shall be comprised of Class A Common Units and Class B Common Units. Except as provided herein with respect to unvested Class B Common Units (which shall not be entitled to any Distribution), the ownership of Class A Common Units or Class B Common Units shall entitle the Holder thereof to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article V hereof. Except as provided herein with respect to unvested Class B Common Units (which shall not be entitled to any voting rights), each Member holding Class A Common Units or Class B Common Units shall be entitled to one vote per Class A Common Unit or Class B Common Unit, respectively, on all matters voted on by the Members. A Holder who has not been admitted as a Member pursuant to either Section 3.5 or Section 12.5 shall not be entitled to any vote with respect to such Holder’s Class A Common Units or Class B Common Units. The Board may cause the Company to issue to the Members certificates representing the Units held by such Members in such form as authorized by the Board.

3.5 Issuance of Additional Units and Interests.

(a) Subject to the terms and conditions of the Unitholders Agreement, the Board shall have the right to cause the Company to issue (i) additional Units in the Company (including other classes or series thereof having different rights), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units in the Company and (iii) warrants, options or other rights to purchase or otherwise acquire Units in the Company (any of the foregoing, an “Additional Unit”). In connection with any approved issuance of Units to any Person hereunder, such Person shall execute and deliver a Joinder and shall enter into such other documents and instruments to effect such issuance as are required by the Board. Upon the issuance of any Additional Units and the payment of the Capital Contribution with respect thereto, the Capital Account of the Holder thereof shall be adjusted pursuant to Article VI.

(b) For the avoidance of doubt, it is hereby acknowledged and agreed that, from time to time after the date hereof, the Board shall have the sole power and discretion to approve the issuance of up to 593,622 Class B Common Units (which amount is inclusive of the 427,643 Class B Common Units issued as of the date hereof) to any employee, officer, director, other service provider or consultant of the Company or its Subsidiaries (each, a “Management Purchaser”) pursuant to a written agreement with the Company, and to reissue any Class B Common Units that are reacquired by the Company upon exercise of any repurchase right the Company may have in connection with the Holder’s termination of employment. The Board shall have sole and complete power and discretion to approve which Management Purchasers shall be offered Class B Common Units, the number of Class B Common Units to be offered and issued to each such Management Purchaser, the purchase price (if any) for such Class B Common Units and the terms and conditions (including, without limitation, the vesting schedule) with respect thereto, provided that the Board shall consult with the Chief Executive Officer in determining the identity of prospective Management Purchasers and the number of Class B Common Units to be issued to such individuals.

(c) In order for a Person to be admitted as a Member with respect to any Additional Units, (i) such Person shall have executed and delivered a Joinder and a purchase or subscription agreement and shall have delivered such other documents and instruments as the Board determines to be necessary or appropriate in connection with the issuance of such Additional Units to such Person or to effect such Person’s admission as a Member; and (ii) the Board or an authorized officer of the Company shall amend Schedule A without the further vote, act or consent of any other Person to reflect the admission of such Person as a Member. Upon the amendment of Schedule A and the payment of the required Capital Contribution with respect to the Additional Units, such Person shall be deemed to have been admitted as a Member and shall be listed as such on the books and records of the Company and thereupon shall be issued his, her or its Units. If any Additional Units are issued to an existing Member, the Board or an authorized officer of the Company shall amend Schedule A without further vote, act or consent of any other Person to reflect the issuance of such Additional Unit and, upon the amendment of such Schedule A and the payment of the required Capital Contribution with respect to the Additional Units, such Member shall be issued his, her or its Additional Unit, if any. Any reference in this Agreement to Schedule A shall be deemed to be a reference to Schedule A as the same may be amended and in effect from time to time in accordance with the terms of this Agreement.

3.6 Vesting of Class B Common Units. Class B Common Units shall become vested in accordance with the provisions set forth in the unit purchase agreement or other agreement pursuant to which such Units are issued.

ARTICLE IV

CAPITAL ACCOUNTS

4.1 Establishment and Determination of Capital Accounts. A capital account (“Capital Account”) shall be established for each Holder in accordance with the Treasury Regulations under Section 704(b) of the Code. In accordance with such Treasury Regulations, the Capital Account of each Holder shall equal, as of the date hereof, the amount set forth on Schedule A attached hereto and shall be (a) increased by any additional Capital Contributions made by such Holder and such Holder’s share of items of income and gain allocated to such Holder pursuant to Article V and (b) decreased by such Holder’s share of items of loss, deduction and expense allocated to such Holder pursuant to Article V and any Distributions to such Holder of cash or the fair market value of any other property (as determined by the Board in its reasonable good faith judgment and net of liabilities assumed by such Holder and liabilities to which such property is subject) distributed to such Holder. Any references in this Agreement to the Capital Account of a Holder shall be deemed to refer to such Capital Account as the same may be increased or decreased from time to time as set forth above.

4.2 Computation of Amounts. For purposes of computing the amount of any item of income, gain, loss, deduction or expense to be reflected in Capital Accounts, the determination, recognition and classification of each such item shall be the same as its determination, recognition and classification for federal income tax purposes; provided that:

(a) The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(b) If the Book Value of any property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(c) Items of income, gain, loss or deduction attributable to the disposition of property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(d) Items of depreciation, amortization and other cost recovery deductions with respect to property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

(e) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(f) To the extent that the Company distributes any asset in kind to the Holders, the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to the fair market value (as determined by the Board in its reasonable good faith judgment) of such asset or, if greater and otherwise required by the Code, the amount of debts to which such asset is subject.

4.3 Interest. No Holder shall be paid interest on any Capital Contribution to the Company or on the balance of such Holder’s Capital Account.

4.4 Loans from Holders. With the consent of the Board, any Holder may make loans to the Company, and any loan by a Holder to the Company shall not be considered a Capital Contribution. The amount of any such loans shall be a debt of the Company to such Holder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

4.5 Negative Capital Accounts. No Holder shall be required to pay to any other Holder or the Company any deficit or negative balance which may exist from time to time in such Holder’s Capital Account (including upon and after the dissolution of the Company).

4.6 Transfer of Capital Accounts. The original Capital Account established for each transferee Holder shall be in the same amount as the Capital Account of the Holder (or portion thereof) to which such transferee Holder succeeds, at the time such transferee Holder acquires any Units of the Holder to which such transferee Holder succeeds in accordance with Article XII. The Capital Account of any Holder whose interest in the Company shall be increased or decreased by means of (i) the transfer to such Holder of all or part of the Units of another Holder or (ii) the repurchase of Class B Common Units or any other Units shall be appropriately adjusted to reflect such transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Holder that has succeeded any other Holder as a transferee shall include any Capital Contributions or Distributions previously made by or to the former Holder on account of the Units of such former Holder transferred to such Holder.

4.7 Adjustments to Book Value. The Company shall adjust the Book Value of its assets to fair market value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) as of the following times: (i) at the Board’s discretion in connection with the issuance of Units; (ii) at the Board’s discretion in connection with the Distribution by the Company to a Holder of more than a de minimis amount of the Company’s assets, including money, if as a result of such

Distribution, such Holder’s interest in the Company is reduced; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g). Any such increase or decrease in Book Value of an asset shall be allocated as a Profit or Loss to the Capital Accounts of the Holders under Section 5.3 (determined immediately prior to the issuance of new Units).

ARTICLE V

DISTRIBUTIONS; ALLOCATIONS OF PROFITS AND LOSSES

5.1 Distributions. Subject to the provisions of Section 18-607 of the Act and to the provisions of this Article V, and except as required by Sections 5.2 and 12.2 of this Agreement, Distributions shall be made to Holders as determined by the Board, which determination may include the imposition on all Holders of certain terms and conditions on the receipt of any Distributions hereunder (including, but not limited to, the repayment or return of all or any portion of such Distributions to the Company in order to satisfy the Company’s indemnification and other obligations in connection with the divestiture of any assets of the Company or its Subsidiaries). All Distributions shall be further subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board deems necessary with respect to the reasonable business needs and obligations of the Company (which obligations shall include, without limitation, the payment of any management or administrative fees and expenses and the obligations under the terms and conditions of any indebtedness for borrowed money incurred by the Company or any of its Subsidiaries), and (except with respect to Tax Distributions pursuant to Section 5.2) shall be made when and as declared by the Board to each Holder in the following order and priority:

(a) first, to the Holders of all Class A Common Units (ratably among such Holders based upon the aggregate Unreturned Capital with respect to all Class A Common Units held by each such Holder immediately prior to such Distribution), until the aggregate Unreturned Capital with respect to the Class A Common Units has been reduced to zero

(b) second, to the Holders of all vested Class B Common Units (ratably among such Holders based upon the aggregate Unreturned Capital with respect to all vested Class B Common Units held by each such Holder immediately prior to such Distribution), until the aggregate Unreturned Capital with respect to the vested Class B Common Units has been reduced to zero; and

(c) third, to the Holders of the Common Units, pro rata among such Holders based on the total number of Common Units held by each such Holder.

Notwithstanding anything to the contrary, Holders of Class B Common Units shall be entitled to receive priority catch up distributions in respect of Class B Units that have become vested Class B Common Units and which did not participate in earlier distributions. Accordingly, at the time of any distribution pursuant to Section 5.1(b) or (c), a Catch Up Payment (as defined below) shall be paid to each of the Holders of Class B Common Units holding Newly Vested Units (as defined below) as a priority distribution before distributions are made to the other Holders pursuant to Section 5.1(b) or (c), provided that once the applicable Catch Up Payment is paid in full to a Holder in respect of the applicable Newly Vested Units, such Holder shall no longer have a right to receive any Catch Up Payment under this Agreement in respect of the applicable Newly Vested Units. For purposes of this Agreement, (i) “Catch Up Payment” means, with respect to Holders of Newly Vested Units, the aggregate incremental amount (in excess of actual distributions) required so that such Holder receives an amount with respect to each Newly Vested Unit equal to the total amount that such Holder would have, prior to such date, received with respect to each vested Class B Common Unit pursuant to any and all prior distributions under Section 5.l(b) and (c) (including distributions pursuant to Section 5.2 to the extent such distributions would have been offsets to distributions that would otherwise have been made under Section 5.1(b) or (c)) and (ii) “Newly Vested Units” shall mean Class B Units (a) that became vested Class B Common Units since the time of any prior distribution pursuant to Section 5.1(b) or (c) (i.e., that were not vested at the time of such prior distribution) and (b) for which the applicable Catch Up Payment has not yet been made.

5.2 Tax Distributions. Notwithstanding anything to the contrary in Section 5.1, to the extent funds of the Company may be legally available for Distribution by the Company under the Act and subject to any applicable agreement to which the Company or any of its Subsidiaries is a party governing the terms of indebtedness for borrowed money and subject to the retention and establishment of reserves, or payment to third parties, of such funds as the Board deems necessary with respect to the reasonable business needs and obligations of the Company, the Board shall cause the Company to distribute to the Holders of Class A Common Units and vested Class B Common Units, in respect of such Units in the proportions specified herein, for each fiscal quarter an amount (any such amount, a “Tax Distribution”) in cash equal to the product of: (i) the Company Income Amount for the Fiscal Year, multiplied by (ii) the Assumed Tax Rate for such Fiscal Year, divided by (iii) four. The “Company Income Amount” for a Fiscal Year shall be an amount, if positive, equal to the net taxable income of the Company for such Fiscal Year, minus any net taxable loss of the Company for any prior Fiscal Year not previously taken into account for purposes of this Section 5.2 to the extent such loss would be available under the Code to offset income of the Holders (or, as appropriate, the direct or indirect partners or members of the Holders) determined as if income and loss from the Company was the only income and loss of the Holders (or, as appropriate, the direct or indirect partners or members of the Holders) in such Fiscal Year and all prior Fiscal Years. The “Assumed Tax Rate” for a Fiscal Year shall be equal to the sum of the highest marginal federal, state, and local income tax rates applicable to any Holder or its partners or members. Such quarterly Distributions shall be made to such Holder at least five days before such Holder’s estimated quarterly tax payments are due in respect of such Holder’s taxable year in which such Holder’s share of the Company’s taxable income for the applicable Fiscal Year is includable. Tax Distributions shall be made to the Holders of Class A Common Units and vested Class B Common Units in the proportion that the amount of the Company’s taxable income allocated to such Holder pursuant to this Article V for such Fiscal Year (net of any taxable losses previously allocated to such Holder that are taken into account in determining the Company Income Amount for such Fiscal Year) bears to the Company’s total taxable income allocated to all Holders pursuant to this Article V for such Fiscal Year (net of any taxable losses previously allocated to all Holders that are taken into account in determining the Company Income Amount for such Fiscal Year). Tax Distributions shall be considered advances on Distributions to Holders under Section 5.1.

5.3 Allocation of Profits and Losses. Except as otherwise provided in Section 5.4, Profits and Losses for any Fiscal Year shall be allocated among the Holders in such manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Holder, (ii) such Holder’s share of minimum gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Holder’s Holder Nonrecourse Debt Minimum Gain shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to (A) liquidate all of the assets of the Company for an amount equal to their Book Value and (B) distribute the proceeds of liquidation pursuant to Section 13.2; provided, however, that for this purpose such liquidation will not be treated as a Sale of the Company that triggers an acceleration of vesting for any unvested Class B Units.

5.4 Special Allocations. The following special allocations shall be made in the following order and priority:

(a) Loss attributable to Holder Nonrecourse Debt shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a Fiscal Year in Holder Nonrecourse Debt Minimum Gain, Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated to the Holders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(i)(4). This Section 5.4(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(b) If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Holder shall be allocated Profits for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704-2(f). This Section 5.4(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Treasury Regulation Section 1.704-2(f) and shall be interpreted in a manner consistent therewith.

(c) Holder Nonrecourse Deductions for any Fiscal Year shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Nonrecourse Deductions for any Fiscal Year shall be allocated pro rata to all Common Units.

(d) If any Holder who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6) has an adjusted capital account deficit (determined according to Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) as of the end of any Fiscal Year, then Profits for such Fiscal Year shall be allocated to such Holder in proportion to, and to the extent of, such adjusted capital account deficit. This Section 5.4(d) is intended to be a “qualified income offset” provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(e) Profits and Losses described in Section 4.2(e) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Sections 1.704-1(b)(2)(iv)(j),(k) and (m).

(f) The allocations described in Sections 5.4(a), (b), (c) and (d) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations and as such may not be consistent with the manner in which the Holders intend to allocate items of income, gain, loss, deduction and expense or make Distributions. Accordingly, notwithstanding other provisions of this Section 5.4, but subject to the requirements of the Treasury Regulations, items of income, gain, loss, deduction and expense in subsequent Fiscal Years shall be allocated among the Holders in such a way as to reverse as quickly as possible the effects of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Holders to be in the amounts they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations.

(g) The Parties acknowledge that allocations like those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Profits and Losses provided for in this Agreement. For the avoidance of doubt, the Board is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Profits and Losses will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

5.5 Amounts Withheld. All amounts withheld from or offset against any Distribution to a Holder pursuant to Section 15.1 or Section 15.11 shall be treated as amounts distributed to such Holder pursuant to this Article V for all purposes under this Agreement.

5.6 Tax Allocations; Code Section 704(c).

(a) The income, gains, losses, deductions and expenses of the Company shall be allocated, for federal, state and local income tax purposes, among the Holders in accordance with the allocation of such income, gains, losses, deductions and expenses among the Holders for computing their Capital Accounts, except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and expenses shall be allocated among the Holders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of income, gain, loss, deduction and expense with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value at the time of contribution. The Board shall be entitled to adopt any method permissible under Code Section 704(c) and the Treasury Regulations thereunder for taking into account any such variation.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss, deduction and expense with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations pursuant to this Section 5.6 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Holder’s Capital Account or share of Profits, Losses, other items or Distributions pursuant to any provisions of this Agreement.

ARTICLE VI

MANAGEMENT OF THE COMPANY

6.1 Management of the Company. Except for cases in which the approval of the Members is required by this Agreement or the Act, powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed by and under the direction of, the Board, and the Board shall make all decisions and take all actions for the Company which are necessary or appropriate to carry out the Company’s business and purposes. The Board shall be the “manager” of the Company for the purposes of the Act.

6.2 Composition and Election of the Board. Subject to the provisions of the Unitholders Agreement, the Board shall be initially comprised of five persons and shall thereafter be comprised of such size to be determined from time to time by the Board (each, a “Manager”). Except as provided in the Unitholders Agreement, the Managers shall be elected by the Members holding a majority of the Common Units entitled to vote in the election of Managers. Each Manager shall hold office until a successor is duly elected and qualified or until his death, resignation or removal as provided herein or in the Unitholders Agreement. Prior to the date of this Agreement, the parties hereto acknowledge and agree that each of Robin P. Selati and George Peinado shall be deemed to have been appointed as the Managers of the Company, who shall be entitled to the benefits of all of the provisions of this Agreement with respect to Managers and all of whose actions prior to the date hereof are hereby ratified by the Initial Members. As of the date hereof, the following individuals shall be the members of the Board: Robin P. Selati, George Peinado, Richard Copans, Craig Rydin and Harlan Kent.

6.3 Committees. Subject to the provisions of the Unitholders Agreement, the Board may designate one or more committees. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

6.4 Duties of the Managers. Except as otherwise set forth in this Agreement, each Manager shall owe the same fiduciary duty to the Company and its Members that such individual would owe to a corporation and its stockholders as a member of the Board thereof under the laws of the State of Delaware.

6.5 Removal of a Manager. Subject to the provisions of the Unitholders Agreement, the removal from the Board (with or without cause) of any Manager elected hereunder shall be effected by a vote of the Members holding a majority of the Common Units entitled to vote.

6.6 Resignation. Any Manager may resign by delivering written resignation to the Company at the Company’s principal office addressed to the Board. Such resignation shall be effective upon receipt of such resignation by the Board or at such later date designated therein.

6.7 Vacancy. Subject to the provisions of the Unitholders Agreement, a vacancy in any Manager position shall be filled by a vote of the Members holding a majority of the Common Units entitled to vote.

6.8 Meetings. The Board shall meet not less than semi-annually (whether in person or telephonically pursuant to Section 6.17). A meeting of the Board may be called by the Company’s Chief Executive Officer or any three Managers. The Company shall pay the reasonable out-of-pocket travel expenses incurred by each Manager in connection with attending such meeting and any meetings of committees of the Board. Upon the approval of the Board, the Company may agree to pay reasonable fees to any or all of the Managers.

6.9 Place of Meetings. The Board may designate any place as the place of meeting for any meeting of the Board.

6.10 Notice of Meetings. Written (including by facsimile or email correspondence) or telephonic notice to each Manager must be given by the Person or Persons calling such meeting at least two Business Days prior to the scheduled date of the meeting. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

6.11 Spontaneous Meeting of Board. If all of the Managers meet at any time and place (including telephonically) and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any Company action which may be taken at a meeting of the Board may be taken at such meeting.

6.12 Quorum. At any meeting of the Board, a majority of the elected Managers must be present to constitute a quorum for the transaction of any business which may be taken at such a meeting. In the absence of a quorum, any Manager present at such meeting in person, by proxy or by telephone shall have the power to adjourn such meeting until a quorum shall be constituted.

6.13 Voting. Each Manager shall be entitled to one vote upon any matter submitted to a vote at a meeting of the Board.

6.14 Manner of Acting. Unless otherwise required by the Act or this Agreement and subject to the provisions of the Unitholders Agreement, the affirmative vote of a majority of the elected Managers shall be the act of the Board, and no single Manager, in his or her capacity as such, may make any decisions or take any actions on behalf of the Company without the affirmative vote of a majority of the elected Managers.

6.15 Proxies. At any meeting of the Board, a Manager may vote by proxy executed in writing by such Manager in favor of another Manager.

6.16 Written Actions. Any action required to be, or which may be, taken by the Board or any committee thereof may be taken without a meeting if consented thereto in a writing setting forth the action so taken and signed by a majority of the elected Managers. Such consent shall have the same force and effect as a vote of a majority of the elected Managers at a meeting of the Board or any committee thereof, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be.

6.17 Telephonic Participation in Meetings. Managers may participate in any meeting of the Board through telephonic or similar communications equipment by means of which all Managers participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

ARTICLE VII

OFFICERS

7.1 Designation of Officers. The Board may, from time to time, designate one or more individuals to be officers of the Company. No officer need be a resident of the State of Delaware or a Member. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, prescribe or as may be provided in this Agreement. The Board may assign titles to particular officers. Unless the Board otherwise specifies, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office under the laws of the State of Delaware, subject to any specific delegation of authority and duties made to such officer by the Board pursuant to this Section 7.1. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed. Any number of offices may be held by the same individual. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board.

7.2 The Chairman of the Board. The Chairman of the Board, if any, shall, subject to the direction of the Board, perform such executive, supervisory and management functions and duties as may be assigned to him from time to time by the Board. He or she shall, if present, preside at all meetings of Members and of the Board.

7.3 Chief Executive Officer. The Chief Executive Officer (the “Chief Executive Officer”) shall, subject to the powers of and limitations imposed by the Board and this Agreement, have general charge of the business, affairs and property of the Company, and control over its officers, agents and employees and shall see that all directions and resolutions of the Board are carried into effect. The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board or as may be provided in this Agreement. The Chief Executive Officer shall report to the Board, unless the Board directs the Chief Executive Officer to report to the Chairman of the Board.

7.4 President; Vice-President; Secretary. The President, Vice-President (or Vice-Presidents), Secretary and other officers, if any, shall have the powers and perform the duties incident to such position and perform such other duties and have such other powers as the Board or this Agreement may, from time to time, prescribe. The officers of the Company (other than the Chief Executive Officer) shall report to the Chief Executive Officer unless otherwise directed by the Board.

7.5 Resignation; Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. Any officer may be removed as such, either with or without cause, by the Board whenever in its judgment the best interests of the Company shall be served thereby; provided that such removal shall be without prejudice to the contract rights, if any, of the individual so removed. Designation of an officer shall not of itself create any contract rights, except as otherwise set forth herein. Any vacancy occurring in any office of the Company may be filled by the Board.

7.6 Duties of Officers Generally. Except as otherwise set forth in this Agreement, each officer shall owe to the Company and its Members the same duties of care and loyalty that such individuals would owe to a corporation and its stockholders as an officer thereof under the laws of the State of Delaware.

ARTICLE VIII

MEMBERS

8.1 Number. The Company shall at all times have one or more Members.

8.2 Membership Status. After a Transfer of Units in accordance with Article XII by a Member, such Member shall not be entitled to any Distributions or payments of any kind from the Company with respect to such Units and shall no longer be considered a Member with respect to such Units for any purposes.

8.3 No Participation in Management. The management of the business and affairs of the Company shall be vested in whole in the Board in accordance with Article VI of this Agreement. Except with respect to the execution and filing of the Certificate, as otherwise specifically provided by this Agreement or the Unitholders Agreement or required by the Act, no Member, acting solely in the capacity of a Member, shall be an agent of the Company or have any authority to act for or bind the Company.

8.4 Meetings. Meetings of the Members may be called by the Board at any time or at any time by a Member or Members holding at least 25% of the Common Units.

8.5 Place of Meetings. The Board or the Member or Members calling such meeting may designate any place as the place of meeting for any meeting of the Members.

8.6 Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered to each Member not less than five (5) nor more than twenty (20) Business Days before the meeting, at the direction of the Board or, if such meeting is called by a Member or Members, by the Member or Members calling such meeting.

8.7 Spontaneous Meeting of Members. If all of the Members meet at any time and place (including telephonically) and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and any Company action which may be taken at a meeting of the Members may be taken at such meeting.

8.8 Quorum. The Members holding a majority of the Common Units entitled to vote, present in person or by proxy, shall constitute a quorum for the transaction of any business which may be taken at a meeting of the Members. In the absence of a quorum, no business may be transacted and any Member present at such meeting in person, by proxy or by telephone shall have the power to adjourn such meeting until a quorum shall be constituted.

8.9 Voting Rights Generally. Subject to the Unitholders Agreement, the Members shall have the voting rights associated with the Units held by such Member as provided in this Agreement. When a vote is required by the Members, each Member shall be entitled to vote as provided in Section 3.4 of this Agreement.

8.10 Manner of Acting. Unless otherwise required by the Act, this Agreement or the Unitholders Agreement, the affirmative vote of a majority of the Common Units entitled to vote represented at a meeting at which a quorum is present shall constitute the act of the Members.

8.11 Proxies. At any meeting of the Members, a Member may vote by proxy executed in writing by such Member or by its duly authorized representative.

8.12 Written Actions. Any action required to be, or which may be, taken by Members may be taken without a meeting if consented thereto in a writing setting forth the action so taken and signed by the Members entitled to vote who are required to take such action.

8.13 Telephonic Participation in Meetings. Members may participate in any meeting through telephonic or similar communications equipment by which all Persons participating in the meeting can hear one another, and such participation shall constitute presence in person at such meeting.

8.14 Confidentiality. Each Member acknowledges that during the term of this Agreement, he, she or it may have access to or become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, its Subsidiaries and their respective Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information provided pursuant to Section 11.4, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential (collectively, “Confidential Information”). Without limiting the applicability of any other agreement to which any Member may be subject, no Member shall, directly, or indirectly disclose or use (other than solely for the purpose of such Member monitoring and analyzing such Member’s investment made herein) at any time, including without limitation use for commercial or proprietary advantage or profit, either during his, her or its association or employment with the Company or thereafter, any Confidential Information of which such

Member is or becomes aware. Each Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, a Member may disclose Confidential Information to the extent (i) disclosure is necessary for the Member and/or the Company’s employees, agents, representatives and advisors to fulfill their duties to the Company pursuant to this Agreement and/or other written agreements, (ii) the disclosure is required by law or a court order, (iii) the information becomes generally available to the public through no fault of such Member, (iv) the disclosure is approved in advance by the Board, (v) solely in the case of MDCP, the disclosure is of a general nature regarding general information, return on investment and similar information (including, without limitation, in connection with MDCP’s communications with its direct and indirect investors and its marketing efforts) and (vi) each Member may disclose, without limitation, the tax treatment and tax structure (as such terms are used in Section 6011 of the Code and the Treasury Regulations promulgated thereunder) of its investment in the Company and of any transactions entered into by the Company. Upon expiration or other termination of a Member’s interest in the Company, that Member may not take any of the Confidential Information, and that Member shall promptly return to the Company all Confidential Information in that Member’s possession or control.

8.15 Withdrawal. Subject to Section 15.10 hereof, each Member shall have the right to withdraw from the Company as a Member at any time without the consent of any of the Members upon delivery of notice in writing to the Company.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

9.1 Exculpation. No Manager or officer of the Company shall be liable to the Company, any other Manager, any other officer of the Company or to any Member for any loss suffered by the Company unless such loss is caused by such Manager’s or such officer of the Company’s gross negligence, willful misconduct, knowing violation of law or material breach of this Agreement, the Unitholders Agreement or any other agreement between the Company and such Manager or officer of the Company. No Manager or officer of the Company shall be liable to the Company, any other Manager or officer or any Member for errors in judgment or for any acts or omissions that do not constitute gross negligence, willful misconduct, knowing violation of law or material breach of this Agreement or other agreement with the Company or its Subsidiaries. Any Manager and any officer of the Company may consult with the Company’s counsel and accountants in respect of Company affairs, and provided such Manager or officer of the Company, as the case may be, acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Manager or such officer of the Company, as the case may be, shall not be liable for any loss suffered by the Company in reliance thereon.

9.2 Right to Indemnification. Subject to the limitations and conditions as provided in this Article IX, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he, or a Person of whom he is the legal representative, is or was an officer or Manager of the Company or, while an officer or Manager of the Company, is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust or other enterprise, shall be indemnified by the Company to the fullest extent permitted under applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ fees) actually incurred by such Person in connection with such Proceeding; provided that (a) such Person’s course of conduct was pursued in good faith and believed by him to be in the best interests of the Company and (b) such course of conduct did not constitute gross negligence, intentional misconduct, or knowing violation of law on the part of such Person and otherwise was materially in accordance with the terms of this Agreement and the Unitholders Agreement. Indemnification under this Article IX shall continue with respect to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Article IX shall be deemed contractual rights, and no amendment, modification or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IX could involve indemnification for negligence other than gross negligence.

9.3 Advance Payment. The right to indemnification conferred in this Article IX shall, upon approval by the Board in each instance, include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 9.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his good faith belief that he has met the standard of conduct necessary for indemnification under Article IX and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Indemnification of Employees and Agents. The Company may indemnify and advance expenses to any Person, as determined by the Board, by reason of the fact that such Person was an employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against him or her and incurred by him or her in such a capacity or arising out of his or her status as such a Person to the same extent that it shall indemnify and advance expenses to Managers and officers under this Article IX.

9.5 Appearance as a Witness. Notwithstanding any other provision of this Article IX, the Company may pay or reimburse reasonable out-of-pocket expenses incurred by a Manager, officer or employee in connection with his or her appearance as a witness or other participation in a Proceeding related to or arising out of the business of the Company at a time when he or she is not a named defendant or respondent in the Proceeding.

9.6 Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article IX shall not be exclusive of any other right which a Manager, officer or other Person indemnified pursuant to this Article IX may have or hereafter acquire under any law (common or statutory), any provision of the Certificate or this Agreement, any separate contractual arrangement, any vote of Members or disinterested Managers, or otherwise.

9.7 Insurance. The Company may purchase and maintain insurance, at its expense, to protect itself and any Person who is or was serving as a Manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any expense, liability or loss, whether or not the Company would have the obligation to indemnify such Person against such expense, liability or loss under this Article IX.

9.8 Savings Clause. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, officer or any other Person indemnified pursuant to this Article IX as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.

9.9 Investment Opportunities and Conflicts of Interest. The Holders expressly acknowledge and agree that, subject to the provisions of this Section 9.9, (i) MDCP and its Affiliates are, both presently and in the future, permitted to own a controlling interest in, manage the operations of, have investments in or maintain other business relationships with entities engaged in businesses similar to or related to the businesses of the Company and its Subsidiaries (including in areas in which the Company or any of its Subsidiaries may in the future engage in business), and in related businesses other than through the Company or any of its Subsidiaries (an “Other Business”), (ii) MDCP and its Affiliates have and may develop relationships with businesses that are and may be competitive with the Company or any of its Subsidiaries, (iii) neither MDCP nor its Affiliates (including their respective representatives serving on the Board) shall be prohibited by virtue of their investments in the Company or its Subsidiaries or their service on the Board or the board of directors or board of managers of any Subsidiary from pursuing and engaging in any such activities, (iv) neither MDCP nor its Affiliates (including their respective representatives serving on the Board or participating as nonvoting observers of the Board) shall be obligated to inform the Company or the Board of any such opportunity, relationship or investment, (v) the other Holders shall not acquire or be entitled to any interest or participation in any Other Business as a result of the participation therein of MDCP and its Affiliates (including their respective representatives serving on the Board), and (vi) the involvement of MDCP and its Affiliates (including their respective representatives serving on the Board) in any Other Business shall not constitute a conflict of interest by such Persons with respect to the Company, any of its Subsidiaries, any of its Holders or any of their respective Affiliates. In addition, an Affiliate of MDCP has entered into the Management Services Agreement, and MDCP and its Affiliates may from time to time enter into other agreements and transactions (for the sole benefit of the Managers and their Affiliates) with the Company or its Subsidiaries.

ARTICLE X

TAXES

10.1 Tax Returns. The Board shall cause to be prepared and filed all necessary federal, state, local or foreign income tax returns for the Company, including making any elections the Board may deem appropriate and in the best interests of the Holders. Each Holder shall furnish to the Board all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

10.2 Tax Matters Partner. MDCP shall be the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code, unless and until the Board shall designate another “tax matters partner” in its sole discretion. The tax matters partner is authorized (i) to represent the Company (at the Company’s expense) in connection with all examinations by income tax authorities of the Company’s affairs and any Company related items, including resulting administrative and judicial proceedings, (ii) to sign consents and to enter into settlements and other agreements with such authorities with respect to any such examinations or proceedings, and (iii) to expend Company funds for professional services and costs associated therewith. Each Member will cooperate with the tax matters partner and do or refrain from doing any or all things reasonably requested by the tax matters partner with respect to the conduct of such examinations or proceedings. The tax matters partner has sole discretion to determine whether the Company will contest or continue to contest any income tax deficiencies assessed or proposed to be assessed by any income taxing authority on the Company.

10.3 Tax Elections. The tax matters partner, in its sole discretion, may make or revoke any available election under the Code or the Treasury Regulations issued thereunder (including for this purpose any new or amended Treasury Regulations issued after the date of formation of the Company).

10.4 Code Section 83 Safe Harbor Election.

(a) By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “IRS Notice”), or any successor guidance or provision, apply to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company on or after the effective date of such Revenue Procedure. For purposes of making such Safe Harbor election, the tax matters partner is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the tax matters partner constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the IRS Notice. The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the IRS Notice, including, without limitation, the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each Unit issued by the Company that qualifies for the Safe Harbor in a manner consistent with the requirements of the IRS Notice. A Member’s obligations to comply with the requirements of this Section 10.4 shall survive such Member’s ceasing to be a Member of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 10.4, the Company shall be treated as continuing in existence.

(b) Each Member authorizes the tax matters partner to amend this Section 10.4 to the extent necessary to achieve substantially the same or similar tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the IRS Notice (e.g., to reflect changes from the rules set forth in the IRS Notice in subsequent Internal Revenue Service guidance); provided that such amendment does not result in disproportionately adverse treatment of any other Member as compared to the treatment of a Member holding similar Units.

ARTICLE XI

COVENANTS OF THE COMPANY

11.1 Maintenance of Books. The Company shall keep appropriate books and records of accounts in accordance with GAAP and Treasury Regulation Section 1.704(b)(2) and shall keep appropriate minutes of the proceedings of its Members, the Board and its committees.

11.2 Reports.

(a) The Company shall deliver to each Manager periodic financial statements, annual audited financial statements, and annual budgets and other financial reports requested by the Board.

(b) The Company shall use reasonable efforts to deliver or cause to be delivered, within 75 days after the end of each Fiscal Year, to each Person who was a Member at any time during such Fiscal Year all information necessary for the preparation of such Person’s U.S. federal, state and local income tax returns. No Member or other Holder shall be entitled to receive any information about the Company and its Subsidiaries under Section 18-305 of the Act, under this Agreement or otherwise, other than as set forth in this Section 11.2, including without limitation with regard to Schedule A to this Agreement (except with regard to the ownership information specific to such Member or other Holder contained therein).

11.3 Company Funds. The Company may not commingle the Company’s funds with the funds of any Member.

ARTICLE XII

TRANSFERS

12.1 Restrictions on Transfer of Units. THE TRANSFER OF ANY UNITS OR ANY OTHER SECURITIES ISSUED BY THE COMPANY IS SUBJECT TO THE RESTRICTIONS ON TRANSFER CONTAINED IN THIS AGREEMENT AND THE UNITHOLDERS AGREEMENT, AS AMENDED OR MODIFIED FROM TIME TO TIME, WHICH RESTRICTIONS ARE INCORPORATED HEREIN BY REFERENCE. IN ADDITION, NO HOLDER MAY TRANSFER ALL OR ANY PORTION OF SUCH UNITS OR OTHER INTERESTS IN THE COMPANY WITHOUT THE PRIOR WRITTEN CONSENT OF THE BOARD IF SUCH TRANSFER WOULD (A) CAUSE THE COMPANY TO HAVE MORE THAN 100 PARTNERS WITHIN THE MEANING OF TREASURY REGULATION SECTION 1.7704-1(H), (B) WOULD OCCUR AT A TIME WHEN THE COMPANY HAS MORE THAN 100 PARTNERS OR (C) CAUSE THE COMPANY TO BE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY FOR PURPOSES OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED.

12.2 Void Transfers. Any Transfer by any Holder of any Units or other interest in the Company in violation of this Agreement or the Unitholders Agreement (including, without limitation, the failure of the transferee to execute a Joinder) or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffective and shall not bind or be recognized by the Company or any other party, and no such purported assignee shall have any right to vote on any matter or any right to any Profits, Losses or Distributions, receive reports or other information or to inspect the records, of the Company. No Holder shall pledge or otherwise encumber all or any portion of his, her or its interest in the Company without the prior written consent of the Board, which consent may be given or withheld in its sole and absolute discretion.

12.3 Effect of Assignment.

(a) Any Member who shall assign any Units or other interest in the Company (any such Member, an “Assignor”) shall cease to be a Member of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Member with respect to such Units or other interest, including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest shall not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the transferee is admitted as a Member in accordance with Section 12.5.

(b) Subject to the terms of this Section 12.3 any Person who acquires in any manner whatsoever any Units or other interest in the Company (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement and the Unitholders Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but none of the rights or benefits) of this Agreement and the Unitholders Agreement that any transferor of such Units or other interest in the Company of such Person was subject to or by which such transferor was bound.

(c) A Transfer by a Member or other Holder shall not itself dissolve the Company or entitle the Assignee to become a Member or exercise any rights of a Member. An Assignee that is not admitted as a Member pursuant to Section 12.5 shall be entitled only to the Economic Interest with respect to the Units held thereby and shall have no other rights with respect to the interest Transferred, including, without limitation and to the extent applicable, to any information or accounting of the affairs of the Company, to inspect the books or records of the Company or to any other information to which a Member would be entitled under Section 18-305 of the Act (subject to the terms of this Agreement). If an Assignee becomes a Member in accordance with Section 12.5, the voting and other rights associated with the interest held by the Assignee shall be restored and be held by the Member, along with all other rights attendant to the interest Transferred.

12.4 Deliveries for Transfer.

(a) In connection with the Transfer of any Units, the Holder of such Units shall deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer. In addition, in the case of any Certificated Units (as defined below), if the Holder of such Units delivers to the Company an opinion of such counsel that such Transfer and any subsequent Transfer of such Units will not require registration under the Securities Act, the Company shall promptly upon such contemplated Transfer deliver new certificates or instruments, as the case may be, for such Units which do not bear the restrictive legend relating to the Securities Act as set forth below. If the Company is not required to deliver new certificates or instruments, as the case may be, for such Units not bearing such legend, the Holder of such Units shall not Transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this Section 12.4.

(b) Notwithstanding any other provisions of this Article XII, no Transfer of Units or any other interest in the Company may be made unless in the opinion of counsel (who may but need not be counsel for the Company), satisfactory in form and substance to the Board (which opinion may be waived, in whole or in part, at the discretion of the Board), such Transfer would not violate any federal securities laws or any state or provincial securities or “blue sky” laws (including any investor suitability standards) applicable to the Company or the interest to be transferred, or cause the Company to be required to register as an “Investment Company” under the U.S. Investment Company Act of 1940, as amended. Such opinion of counsel shall be delivered in writing to the Company prior to the date of the Transfer.

(c) In order to permit the Company to qualify for the benefit of a “safe harbor” under Code Section 7704, notwithstanding anything to the contrary in this Agreement or the unit purchase agreements pursuant to which any Unit was issued, no Transfer of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulation Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704-1(h), including the look-through rule in Treasury Regulation Section 1.7704-1(h)(3)).

(d) In addition to the foregoing, a Transfer shall be valid hereunder only if: (i) the Transferring Holder and the Assignee each execute and deliver to the Company such documents and instruments of conveyance as may be reasonably requested by the Board (including, without limitation, a Joinder) to effect such Transfer and to confirm the agreement of the Assignee to be bound by the provisions of this Agreement and the Unitholders Agreement; and (ii) the Transferring Holder and the Assignee provide to the Board the Assignee’s taxpayer identification number and any other information reasonably necessary to permit the Company to file all required federal, state and local tax returns and other legally required information statements or returns.

(e) Upon any Transfer to an Assignee in accordance with the foregoing, the Board or an authorized officer of the Company shall amend Schedule A without the further vote, act or consent of any other Person to reflect the status of such Assignee as a non-Member Holder.

12.5 Admission of Assignee as Member. Subject to the other provisions of this Article XII, an Assignee may be admitted to the Company as a Member only if: (x) the Board gives prior written consent regarding the admission (which consent may be given or withheld at the Board’s sole discretion), provided that the Board shall automatically be deemed to have consented to the admission of any Permitted Transferee (as defined in the Unitholders Agreement); and (y) the Assignee becomes a party to this Agreement as a Member by executing a Joinder and executing such other documents and instruments as the Board may reasonably request as necessary or appropriate to confirm such Assignee as a Member in the Company and such Assignee’s agreement to be bound by the terms and conditions of this Agreement and the Unitholders Agreement. Upon admission as a Member, the Assignee shall, to the extent assigned, have the rights and powers, and be subject to the restrictions and liabilities, of a Member under the Act and this Agreement, and shall further be liable for any obligations of the Transferring Member to make future capital contributions (if any). Upon the admission of an Assignee as a Member, the Board or an authorized officer of the Company shall amend Schedule A without the further vote, act or consent of any other Person to reflect the change in status of such Assignee from a non-Member Holder to a Member.

12.6 Effect of Admission of Member on Assignor and Company. Notwithstanding the admission of an Assignee as a Member and except as otherwise expressly approved by the Board, the Assignor shall not be released from any obligations to the Company existing as of the date of the Transfer (other than obligations of the Assignor to make future capital contributions, if any), including without limitation those obligations set forth in Sections 5.1, 8.14 and 15.11, but, if such Assignor has not already ceased to be a Member pursuant to Section 12.3(a), such admission shall cause an Assignor that is a Member to cease to be a Member with respect to the interest Transferred when the Assignee becomes a Member.

12.7 Distributions and Allocations Regarding Transferred Units. Upon any Transfer during any Fiscal Year of the Company made in compliance with the provisions of this Article XII, Profits, Losses, each item thereof and all other items attributable to such interest for such

Fiscal Year shall be divided and allocated between the Assignor and the Assignee by taking into account their varying interests during such Fiscal Year, using any conventions permitted by law and selected by the Board. All Distributions on or before the date of such Transfer shall be made to the Assignor, and all Distributions thereafter shall be made to the Assignee. Solely for purposes of making such allocations and Distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer; provided that, if the Company is given notice of a Transfer at least 10 business days prior to the Transfer, the Company shall recognize such Transfer as the date of such Transfer, and provided further that, if the Company does not receive a notice stating the date such interest was Transferred and such other information as the Board may reasonably require within 30 days after the end of the Fiscal Year during which the Transfer occurs, then all such items shall be allocated, and all Distributions shall be made, to the Holder that, according to the books and records of the Company, was the owner of the interest on the last day of the Fiscal Year during which the Transfer occurs. Neither the Company nor the Board shall incur any liability for making allocations and Distributions in accordance with the provisions of this Section 12.7, whether or not the Company or the Board has knowledge of any Transfer of any interest.

12.8 Legend. In the event that certificates representing the Units or other interests in the Company are issued (“Certificated Units”), such certificates will bear the following legend:

“THE UNITS OR OTHER INTERESTS REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE UNITS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A LIMITED LIABILITY COMPANY AGREEMENT, DATED AS OF                     , 2007, AS IT MAY BE AMENDED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”) AND BY AND AMONG CERTAIN MEMBERS AND A UNITHOLDERS AGREEMENT, DATED AS OF                     , 2007, AS IT MAY BE AMENDED FROM TIME TO TIME, AMONG THE COMPANY AND CERTAIN HOLDERS. A COPY OF SUCH AGREEMENTS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

12.9 Transfer Fees and Expenses. The transferor and transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

ARTICLE XIII

DISSOLUTION, LIQUIDATION AND TERMINATION

13.1 Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a) a majority vote or written consent of the Board (including the affirmative vote of the MDCP Managers);

(b) the vote or written consent of the Members holding a majority of the Common Units entitled to vote; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

The death, retirement, resignation, expulsion, withdrawal, bankruptcy or dissolution of any Member shall not cause a dissolution of the Company and thereafter the Company shall continue its existence.

13.2 Liquidation and Termination. On dissolution of the Company, the Members holding a majority of the Common Units entitled to vote shall appoint a Member or Members to act as liquidator(s). The liquidator(s) shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until all final Distributions are made, the liquidator(s) shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator(s) are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator(s) shall cause a proper accounting to be made by one of the four largest accounting firms in the United States of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator(s) shall cause the notice described in the Act to be mailed to each known creditor of and claimant against the Company in the manner described thereunder;

(c) the liquidator(s) shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator(s) may reasonably determine); and

(d) all remaining assets of the Company shall be sold and the proceeds therefrom shall be distributed to the Holders in accordance with Section 5.1 by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All Distributions to the Holders under this Section 13.2 shall be made in cash and/or securities, and such Distribution of cash and/or securities to a Holder in accordance with the provisions of this Section 13.2 shall constitute a complete return to the Holder of its Capital Contributions and a complete Distribution to the Holder of its interest in the Company and all of the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Act. To the extent that a Holder returns funds to the Company, it has no claim against any other Holder for those funds.

13.3 Cancellation of Certificate. On completion of the liquidating distribution of Company assets as provided above, the Company shall be deemed to have terminated and the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of the State of Delaware, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company.

ARTICLE XIV

SECTION 351 TRANSACTION; IPO; REGISTRATION

14.1 Incorporation; IPO. Upon the approval of the Board of a plan to incorporate the Company (the “Incorporation Plan”), each Holder shall transfer such Holder’s Units to, or authorizes the Board to take such actions as are necessary to convert the Company into, a corporation specifically formed for such purpose (the “Corporation”) as a result of which each Holder shall receive shares of the capital stock of the Corporation in exchange for such Holder’s Units in a transaction intended to qualify under Section 351 of the Code (the “Section 351 Transaction”). Alternatively, upon the approval of the Board of a plan to consummate an underwritten initial public offering of equity securities of Yankee Holding Corp. under the Securities Act (the “IPO Liquidation Plan”), the Board shall cause the dissolution of the Company (the “IPO Liquidation Transaction”) as a result of which each Holder shall receive shares of the capital stock of Yankee Holding Corp. in exchange for such Holder’s Units in a transaction intended to be treated as a distribution by the Company of the shares of Yankee Holding Corp. to the Holders for purposes of Section 731 of the Code. The capital stock of the Corporation (or Yankee Holding Corp., as applicable) received in exchange for each Holder’s Units shall preserve the relative rights and preferences of the Units as set forth in this Agreement and any vesting provisions applicable to any particular Holder’s Units; provided that in the case of a Section 351 Transaction effected in order to facilitate a potential IPO or a IPO Liquidation Transaction, each Holder’s Units shall be exchanged for one class of common stock of the Corporation or Yankee Holding Corp. (in each case, the “New Common”) as follows: each Holder of Units shall receive a number of shares of New Common equal to the quotient of: (i) the amount such Holder would have received in respect of such Holder’s Units in a complete liquidation of the Company at the time of the IPO in accordance with Section 5.1 hereof, at the valuation accorded to the Company or Yankee Holding Corp. in such IPO, divided by (ii) the price per share at which the New Common is being offered to the public in the IPO, and in the case of each of subsection (i) and (ii), which shall be net of underwriting discounts and commissions; provided that, if the Incorporation Plan (or IPO Liquidation Plan, as applicable) is consummated in advance of or in preparation for a proposed IPO and the price at which the New Common is being offered to the public is not yet known, the Board may select an estimated price to the public in good faith, in which case the number of shares of New Common issued to any Holder shall be adjusted following final determination of the price to the public in the IPO. Each Holder shall take all necessary and desirable actions in connection with the consummation of the Section 351 Transaction or IPO Liquidation Transaction as determined by the Board. The Company shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with the Section 351 Transaction or IPO Liquidation Transaction (including, without limitation, any fees related to a filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended). The Corporation shall issue its capital stock in the Section 351 Transaction or Yankee Holding Corp. shall issue its capital stock in the IPO Liquidation Transaction, as applicable, in accordance with the Incorporation Plan or IPO Liquidation Plan, which shall specify the class(es) of capital stock for which the Units shall be exchanged and which shall attach as an exhibit the form of organizational document which shall set forth the rights and privileges of such class(es) of capital stock. In addition, unless the Section 351 Transaction is effected in order to facilitate a potential IPO, the Incorporation Plan shall attach as exhibits such other documents and agreements as shall be necessary to confer the rights, privileges, preferences and obligations conferred on the Holders of Units in Article XII of this Agreement and the Unitholders Agreement on the holders of such class(es) or series of capital stock which shall be issued in exchange for such Units.

ARTICLE XV

GENERAL PROVISIONS

15.1 Offset. Whenever the Company is to pay any sum to any Member or other Holder of Units, any amounts that such Member or other Holder owes to the Company may be deducted from that sum before payment.

15.2 Power of Attorney.

(a) Each Holder hereby constitutes and appoints the Board and the liquidators, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Board and/or the liquidators deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Holder pursuant to Sections 3.5(b), 8.15 or 12.5.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Holder and the Transfer of all or any portion of his or its Units and shall extend to such Holder’s heirs, successors, assigns and personal representatives.

15.3 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by reputable overnight courier, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the Person to whom it was sent. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule A attached hereto, or such other address as that Member may specify by notice to the other Members. Any notice, request, or consent to the Company or the Board must be given to the Board at the following address:

YCC Holdings LLC

c/o The Yankee Candle Company, Inc.

16 Yankee Candle Way

South Deerfield, MA 01373

Attention: General Counsel

Facsimile: (413) 665-9147

with copies to:

Madison Dearborn Partners

Three First National Plaza

38th Floor

Chicago, Illinois 60602

Attention: Robin P. Selati

      George Peinado

Facsimile: 312-895-1056

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, IL 60601

Attention: Edward T. Swan, P.C.

      Michael D. Paley

Facsimile: (312) 861-2200

Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

15.4 Entire Agreement. This Agreement, the Unitholders Agreement and each Member’s respective purchase agreement constitute the entire agreement of the Members and their Affiliates relating to the Company and supersede all prior contracts or agreements with respect to the Company, whether oral or written. The Unitholders Agreement is hereby incorporated herein in its entirety and made a part hereof as if fully set forth herein.

15.5 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

15.6 Amendment, Modification or Waiver. Except as otherwise expressly provided herein, this Agreement may be amended, modified or waived from time to time only by a written instrument adopted by the Board and executed and agreed to by the Members holding a majority of the Common Units, provided that: (A) an amendment, modification or waiver requiring additional Capital Contributions from any Member shall be effective only with that Member’s written consent, (B) an amendment or modification that would affect any class of Units in a manner materially adverse to any other class of Units or materially adverse solely to such class of Units, shall be effective against the holders of that class of Units so materially adversely affected only with the prior written consent of the holders of at least a majority of such class of Units (it being understood and agreed that an increase in the number of Class B Common Units available for issuance shall not constitute a material adverse effect on the holders of Class B Common Units and therefore shall not require a separate vote of the holders of Class B Common Units) and (C) an amendment, modification or waiver reducing the required interests for any consent or vote in this Agreement shall be effective only with the written consent or vote of that percentage of Members having the interest theretofore previously required; provided further that the Board may amend and modify the provisions of this Agreement and Schedule A from time to time to the extent necessary to reflect (I) the issuance of new Units or other interests in the Company, (II) the admission of new Members and substituted Members or (III) the cancellation or repurchase of Class B Common Units or other Units which have been issued subject to vesting or similar arrangements.

15.7 Binding Effect. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective heirs, legal representatives, successors and assigns.

15.8 Governing Law; Severability. The limited liability company law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its Members. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall also be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law, rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

15.9 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

15.10 Waiver of Certain Rights. Each Holder irrevocably waives any right such Holder may have to (a) demand any Distributions (other than, before such Holder has resigned or withdrawn from the Company, Distributions required pursuant to Section 5.2 hereof) or withdrawal of property from the Company (whether upon resignation, withdrawal or otherwise) or (b) maintain any action for dissolution of the Company or for partition of the property of the Company (including under Section 18-604 of the Act), except upon dissolution of the Company pursuant to Article XIII hereof. In addition, the assets and liabilities of the Company shall not be separated or segmented pursuant to the provisions of Section 18-215 of the Act.

15.11 Indemnification and Reimbursement for Certain Payments. If the Company is obligated under applicable law to pay any amount to a governmental agency because of the status of a Holder as a Holder of the Company or for federal or state withholding taxes on payments made to a Holder or on income allocated to a Holder, including but not limited to personal property replacement taxes and personal property taxes, then such Holder (the “Indemnifying Person”) shall indemnify the Company in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payments). A Holder’s obligations to comply with the requirements of this Section 15.11 shall survive such Holder’s ceasing to be a Holder of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 15.11, the Company shall be treated as continuing in existence. The amount to be indemnified shall be charged against the Capital Account of the Indemnifying Person, and, at the option of the Board, either:

(a) promptly upon notification of an obligation to indemnify the Company, the Indemnifying Person shall make a cash payment to the Company equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Person’s Capital Account but shall not be treated as a Capital Contribution), or

(b) the Company shall reduce Distributions which would otherwise be made to the Indemnifying Person, until the Company has recovered the amount to be indemnified (and, notwithstanding Section 4.1, the amount withheld shall not be treated as a Capital Contribution).

15.12 Opt-in to Article 8 of the Uniform Commercial Code. The Members hereby agree that the Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

15.13 Notice to Members of Provisions. By executing this Agreement, each Member acknowledges that it has actual notice of (a) all of the provisions hereof (including, without limitation, the restrictions on transfer set forth in Article XII) and (b) all of the provisions of the Certificate.

15.14 Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

15.15 Consent to Jurisdiction and Service of Process. The parties hereto hereby consent to the jurisdiction of any state or federal court located within the area encompassed by the State of Delaware and irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such courts. The parties hereto each accept for itself and in connection with its respective properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waive any defense of forum non conveniens, and irrevocably agree to be bound by any final, nonappealable judgment rendered thereby in connection with this agreement.

15.16 Waiver of Jury Trial. The Holders waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this Agreement and the relationship that is being established. The Holders also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Holders acknowledge that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. The Holders further warrant and represent that each has reviewed this waiver with its or his, as the case may be, legal counsel, and that each knowingly and voluntarily waives its or his, as the case may be, jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or to any other documents or agreements relating to the transaction completed hereby. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

15.17 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Profits, Losses, Distributions, capital or property other than as a secured creditor.

15.18 Title to Company Assets. The Company assets shall be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Legal title to any or all Company assets may be held in the name of the Company, the Board or one or more nominees, as the Board may determine. The Board hereby declares and warrants that any Company assets for which legal title is held in its name or the name of any nominee shall be held in trust by the Board or such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

15.19 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any other Person to any party to this Agreement, nor shall any provision give any other Person any right of subrogation or action over or against any party to this Agreement.

15.20 Adjustment of Numbers. Subject to Section 15.6, all numbers set forth herein that refer to unit prices or amounts shall be appropriately adjusted by the Board in good faith to reflect Unit splits, Unit dividends, combinations of Units and other recapitalizations affecting the subject class of equity.

* * * * * * * *

IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

MEMBERS:

MADISON DEARBORN CAPITAL PARTNERS V-A, L.P.

By:	Madison Dearborn Partners V-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Robin P. Selati
Name:	Robin P. Selati
Its:	Managing Director

MADISON DEARBORN CAPITAL PARTNERS V-C, L.P.

By:	Madison Dearborn Partners V-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Robin P. Selati
Name:	Robin P. Selati
Its:	Managing Director

MADISON DEARBORN CAPITAL PARTNERS V EXECUTIVE-A, L.P.

By:	Madison Dearborn Partners V-A&C, L.P.
Its:	General Partner

By:	Madison Dearborn Partners, LLC
Its:	General Partner

By:	/s/ Robin P. Selati
Name:	Robin P. Selati
Its:	Managing Director

Signature page to Limited Liability Company Agreement

Management Investors

/s/ Bruce Besanko
Bruce Besanko

/s/ Steve Farley
Steve Farley

/s/ Paul Hill
Paul Hill

PAUL JAMES HILL TRUST U/D/T DECEMBER 15, 2005

By:	/s/ Paul James Hill
Name:	Paul James Hill
Its:	Trustee

By:	/s/ Mary Kay Harty-Hill
Name:	Mary Kay Harty-Hill
Its:	Trustee

MARY KAY HARTY-HILL TRUST U/D/T DECEMBER 15, 2005

By:	/s/ Paul James Hill
Name:	Paul James Hill
Its:	Trustee

By:	/s/ Mary Kay Harty-Hill
Name:	Mary Kay Harty-Hill
Its:	Trustee

/s/ Harlan Kent
Harlan Kent

/s/ Martha LaCroix
Martha LaCroix

/s/ James Perley
James Perley

/s/ Richard Ruffolo
Richard Ruffolo

/s/ Craig Rydin
Craig Rydin

/s/ Mike Thorne
Mike Thorne

/s/ Christopher Delello
Christopher Delello

/s/ Douglas Higginbotham
Douglas Higginbotham

/s/ Deborah Lynch
Deborah Lynch

/s/ Edward Medina
Edward Medina

/s/ Danilo Purugganan
Danilo Purugganan

/s/ Arthur Rubeck
Arthur Rubeck

/s/ Dennis Shockro
Dennis Shockro

/s/ John Staib
John Staib

/s/ Robert Stetzel
Robert Stetzel

/s/ Anthony Villani
Anthony Villani

/s/ Howard Barron
Howard Barron

/s/ Allison Bleyler McDonald
Allison McDonald

/s/ Diane Bonvissuto
Diane Bonvissuto

/s/ John Cagle
John Cagle

/s/ Marc Campbell
Marc Campbell

/s/ Denis Cloutier
Denis Cloutier

/s/ Michele Coddington
Michele Coddington

/s/ Dorrin Exford
Dorrin Exford

/s/ Alan Ford
Alan Ford

/s/ Karen Fortin
Karen Fortin

/s/ Christopher Fortson
Christopher Fortson

/s/ Denise Gagne
Denise Gagne

/s/ Bruce Graber
Bruce Graber

/s/ Clive Harper
Clive Harper

/s/ G. Patrick Howard
G. Patrick Howard

/s/ Jeff Jutsum
Jeff Jutsum

/s/ Mark Kennedy
Mark Kennedy

/s/ Mark Kolasinski
Mark Kolasinski

/s/ Mike McAuliffe
Mike McAuliffe

/s/ Ben Menezes
Ben Menezes

/s/ Sarah Mullins
Sarah Mullins

/s/ Robert Murray
Robert Murray

/s/ James Ovitt
James Ovitt

/s/ Leslie Picard
Leslie Picard

/s/ Susanne Pruyne
Susanne Pruyne

/s/ Doug Reffue
Doug Reffue

/s/ Steven Richardson
Steven Richardson

/s/ Debra Scharrer
Debra Scharrer

/s/ Doreen Smith
Doreen Smith

/s/ Robert Speake
Robert Speake

/s/ Dana Springfield
Dana Springfield

/s/ Diane (Dee) Sullivan
Diane (Dee) Sullivan

/s/ Alex Theoharides
Alex Theoharides

/s/ Cheriyan Thomas
Cheriyan Thomas

/s/ Alex Winiecki
Alex Winiecki

/s/ Alvin Witham
Alvin Witham

/s/ Michele Young
Michele Young

SCHEDULE A

On file with the Company.

SCHEDULE B

Schedule B

FORM OF

JOINDER TO

LIMITED LIABILITY COMPANY AGREEMENT

and

UNITHOLDERS AGREEMENT

THIS JOINDER to the Limited Liability Company Agreement (the “LLC Agreement”) and Unitholders Agreement (the “Unitholders Agreement” and collectively with the LLC Agreement, the “Agreements”) of YCC Holdings LLC, a Delaware limited liability company (the “Company”), each dated as of February 6, 2007, as amended or restated from time to time, by and among the Members of the Company, is made and entered into as of                      by and between the Company and                      (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the LLC Agreement.

WHEREAS, on the date hereof, Holder has acquired                      [Class A Common Units /and/ Class B Common Units] from                      and the Agreements and the Company require Holder, as a holder of such [Class A Common Units/and/ Class B Common Units], to become a party to the Agreements, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.

Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the LLC Agreement and the Unitholders Agreement and (ii) agrees that upon execution of this Joinder and subject to compliance with Article XII of the LLC Agreement, it shall become a party to the Agreements and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreements as though an original party thereto and shall be deemed, and is hereby admitted as, a Member [and a Management Purchaser][1] for all purposes thereof and entitled to all the rights incidental thereto.

2.	Members Schedule. For purposes of Schedule A to the LLC Agreement and the Schedule of Unitholders to the Unitholders Agreement, the address of the Holder is as follows:

[Name]

[Address]

[1]	Applicable to any Holder who is an employee, officer, director, other service provider or consultant of the Company or its Subsidiaries.

3.	Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

4.	Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Limited Liability Company Agreement and Unitholders Agreement of YCC Holdings LLC as of the date set forth in the introductory paragraph hereof.

YCC HOLDINGS LLC

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

Sch B